Exhibit 99.1

Target Hospitality Announces Board Appointment Focused on Advancing Strategic Growth Initiatives

THE WOODLANDS, Texas, May 7, 2026 (PRNewswire) - Target Hospitality Corp. ("Target Hospitality," "Target" or the "Company") (Nasdaq: TH), one of North America's largest providers of vertically integrated modular accommodations and value-added hospitality services, today announced the appointment of Paul Hohnsbeen to its Board of Directors, effective May 5, 2026. Mr. Hohnsbeen will serve as an independent director and as a member of the Nominating and Corporate Governance Committee.

Mr. Hohnsbeen brings deep expertise across the data center ecosystem, including real estate development, construction, energy infrastructure, and emerging AI-enabled workflows. His experience will provide valuable insight as Target evaluates a growing pipeline of opportunities to strengthen its position in high-value end markets.

“We are pleased to welcome Paul as a new independent director to the Target Hospitality board. His extensive expertise will bring valuable perspective as we continue to expand in strategic end markets, including AI-driven data center and related critical infrastructure development. His appointment reflects our focus on high-growth end markets with strong structural demand, which we believe will drive durable long-term value creation,” stated Brad Archer, President and Chief Executive Officer.

Mr. Hohnsbeen is a senior digital infrastructure and real estate executive with more than three decades of experience operating at scale in capital-intensive, highly complex environments. Since 2022, Mr. Hohnsbeen has served as Chief Operations Officer of Aligned Data Centers, where he plays a company-wide leadership role supporting strategic planning, organizational development, and executive decision-making across design, construction, operations, real estate, power strategy, and information technology. From 2016 to 2021, Mr. Hohnsbeen served as Vice President, IBX Operations Europe, the Middle East and Africa at Equinix, where he oversaw operations across 16 countries. From 2013 to 2015, he served as Director, Business Strategy, Engineering Excellence Group at Laing O’Rourke, and from 2010 to 2012 he served as Group Chief Operating Officer of Global Switch. From 2009 to 2010, Mr. Hohnsbeen served as Executive Program Director at KEO International Consultants, and from 2002 to 2008 he held various executive positions at Lehman Brothers, including Executive Director, Private Equity Real Estate and Executive Director and European Head, Corporate Real Estate. Earlier in his career, Mr. Hohnsbeen held senior real estate and program leadership roles at Deutsche Bank, Morgan Stanley, Gregotti Associati International and Skidmore, Owings & Merrill. Mr. Hohnsbeen earned a Bachelor of Arts in Architecture from the University of California, Berkeley.

About Target Hospitality

Target Hospitality is one of North America’s largest providers of vertically integrated modular accommodations and value-added hospitality services in the United States. Target builds, owns and operates a customized and growing network of communities for a range of end users through a full suite of value-added solutions including premium food service management, concierge, laundry, logistics, security and recreational facilities services.

Investor Contact

Mark Schuck
(832) 702 – 8009
ir@targethospitality.com